Exhibit 99.1

News Release

Sunoco, Inc.

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact	For release: 8 a.m. January 20, 2005
Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106

No. 4025

SUNOCO REPORTS FOURTH QUARTER RESULTS;

2005 CAPITAL SPENDING PLAN

PHILADELPHIA, January 20, 2005 — Sunoco, Inc. (NYSE: SUN) today reported net income of $188 million ($2.62 per share diluted) for the fourth quarter of 2004 versus $36 million ($.47 per share diluted) for the 2003 fourth quarter. Excluding special items, income for the 2003 fourth quarter was $44 million ($.57 per share diluted). There were no special items in the current quarter.

For the full year 2004, Sunoco reported net income of $615 million ($8.21 per share diluted) versus net income of $312 million ($4.03 per share diluted) for the prior year. Excluding special items, Sunoco’s income for the full year 2004 was $639 million ($8.53 per share diluted) versus $335 million ($4.32 per share diluted) for 2003.

“Our fourth-quarter results were excellent and completed an outstanding year for Sunoco,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “We achieved record earnings in 2004 and significantly strengthened our asset portfolio while reducing outstanding shares by 8 percent during the year.”

Commenting on fourth-quarter results, Drosdick said, “Refining margins and results continued to be exceptional, and with some moderation of crude oil prices, Retail Marketing and Chemicals results also improved and contributed strongly in the quarter.

“Refining and Supply earned $135 million in the quarter. Quarterly production was again near capacity levels, despite some cutbacks in the Northeast Refining system caused by a third-party oil spill in the Delaware River in late November. In our Northeast system, we also increased our use of

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heavy-sweet and high-acid crude oils to approximately five percent of crude runs during the quarter. With discounts to light-sweet crude oils of over $10 per barrel, this contributed substantially to lower crude oil purchase costs and higher net margin realizations for the quarter. We expect to increase the use of these crude oils to approximately 10 percent for the first quarter of 2005.

“Chemicals earned a record $40 million for the quarter. Despite continued high feedstock costs, Chemicals results have improved year-on-year for seven consecutive quarters, and over the second-half of 2004 earned $70 million. Product demand growth remains healthy and we expect this cyclical recovery to continue.

“Retail Marketing results were also much improved, with earnings of $30 million for the quarter. Retail gasoline margins increased as crude oil and wholesale gasoline prices declined during the quarter. With the strong finish to the year, this business earned $68 million in 2004, a good result given the challenging retail marketing conditions during most of the year. Coke and Logistics earned $10 million and $5 million, respectively, in the quarter.

“During the quarter, we also continued our share repurchase activity, repurchasing almost 4.3 million shares ($332 million). For the year, we repurchased approximately 8 million shares ($568 million) and reduced total shares outstanding to 69.3 million. We have remaining share repurchase authorization of $227 million and continue to consider this to be an important element of our strategy to increase shareholder value.

“For the full year, excluding special items, earnings were $639 million ($8.53 per diluted share). Both Refining and Supply and Chemicals generated record earnings and, while subject to some demand variables, underlying market fundamentals continue to be favorable. Retail Marketing earnings in 2005 should benefit from a full-year contribution from the retail sites acquired from ConocoPhillips in April 2004 and from improvements associated with initiatives within our company-operated store network.

“We expect to continue to grow our Logistics and Coke businesses. In 2004, Sunoco Logistics Partners L.P. (NYSE: SXL) unit value increased 17 percent and annual cash distributions increased by $0.40 per unit (20%). Acquisition and expansion capital for the year totaled $65 million and a successful equity offering was completed in April 2004. In Coke, we are on schedule to begin production at a new 550,000 ton cokemaking plant in Haverhill, Ohio in March 2005 and construction is underway for a joint-venture plant in Vitória, Brazil that is expected to be operational in 2006. Prospects for continued growth in both businesses remain excellent.

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“While growing the asset base and repurchasing a significant amount of shares in 2004, we were also able to strengthen our balance sheet during the year. We ended the year with a net debt-to-capital ratio, as defined in our revolving credit agreement, of 37 percent (versus 42 percent at year-end 2003) and reduced anticipated 2005 annual pretax interest expense by approximately $20 million through debt restructuring activities completed in 2004. This strong financial position provides us the flexibility and capacity to continue to prudently pursue our strategies to increase shareholder value in the future.”

DETAILS OF FOURTH QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $135 million in the current quarter versus $20 million in the fourth quarter of 2003. The increase was largely due to higher realized margins, increased production volumes, and a $40 million income contribution from the Eagle Point facility acquired in January 2004. Partially offsetting these results were higher expenses, including fuel, depreciation and employee-related charges.

Realized margins averaged $6.42 per barrel for the quarter and were particularly strong for distillate products. Total crude unit throughput averaged 883.6 thousand barrels daily (99 percent utilization) for the quarter, with total production available for sale approximating 85 million barrels. Distillate production was a record 29.5 million barrels during the quarter. The prior-year quarter included planned maintenance activity in the Northeast.

Production in the Northeast Refining system was reduced by approximately one million barrels during the quarter due to delays in crude oil deliveries caused by the third-party oil spill on the Delaware River. Including crude demurrage and other costs, the loss to Sunoco associated with this incident is estimated to be approximately $15-$20 million pretax. The Company is pursuing claims for recovery in this matter but the ultimate outcome of the claims is uncertain at this time.

RETAIL MARKETING

Retail Marketing earned $30 million in the fourth quarter of 2004 versus $25 million in the fourth quarter of 2003. The increase in earnings was due to a $6 million income contribution from the retail sites acquired from ConocoPhillips in April 2004. Gasoline margins across the retail portfolio averaged 11.9 cents per gallon for the quarter.

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CHEMICALS

Chemicals earned $40 million in the fourth quarter of 2004 versus $26 million in the prior-year period. Average margins were 13.7 cents per pound, up 3.3 cents per pound versus the prior-year quarter and 2.3 cents per pound versus the third quarter of 2004. Margins for both phenol and polypropylene products improved during the quarter due to increased sales prices throughout the product channels. Lower sales volumes and higher fuel expenses partially offset the margin improvement.

LOGISTICS

Earnings for the Logistics segment were $5 million for the current quarter versus a loss of $3 million in the prior-year period. The fourth quarter of 2003 included an $11 million after-tax charge for litigation associated with two pipeline spills that occurred in prior years. Excluding that charge, earnings declined versus the year-ago quarter primarily due to Sunoco’s reduced ownership interest in Sunoco Logistics Partners L.P.

COKE

The Coke business earned $10 million in the fourth quarter of 2004 versus $11 million in the fourth quarter of 2003.

CORPORATE AND OTHER

Corporate administrative expenses were $17 million after tax in the current quarter versus $11 million in the comparable quarter last year. The increase was largely due to higher employee-related expenses, including accruals associated with cash and stock-based compensation. Also contributing to the increase were higher audit fees and costs associated with implementing provisions of the Sarbanes-Oxley Act of 2002.

Net financing expenses were $15 million after tax in the fourth quarter of 2004 versus $24 million in the prior-year quarter. The decline was primarily due to lower interest expense on long-term debt largely related to the 2004 debt restructuring activities and increased capitalized interest.

SPECIAL ITEMS

Net income for the fourth quarter of 2003 included a $17 million after-tax charge for the write-down of the plasticizer business and a $9 million after-tax gain from the sale of service stations in the Midwest.

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TWELVE MONTH RESULTS

Sunoco had net income of $615 million for the full year 2004 versus $312 million in 2003. Full year results for 2004 include: a $34 million after-tax loss from the early extinguishment of debt; an $8 million after-tax loss recognized in connection with the sale of the Company’s one-third interest in the Belvieu Environmental Fuels (“BEF”) MTBE joint venture; and an $18 million gain due to an income tax settlement. Results for the full year 2003 included: the $17 million after-tax charge for the write-down of the plasticizer business; the $9 million after-tax gain from the sale of service stations in the Midwest; and a $15 million after-tax charge associated with the write-down of the BEF joint venture.

Excluding these special items, Sunoco earned $639 million for the full year 2004 versus $335 million in 2003. The increase is primarily due to significantly higher wholesale fuel margins, higher chemical margins, higher production of refined products, lower net financing expenses and added income from acquisitions, including the Eagle Point refinery, Speedway and ConocoPhillips retail gasoline sites and the 2003 propylene supply agreement with Equistar Chemicals, L.P. The increase was partially offset by lower retail gasoline margins, higher expenses and a higher effective income tax rate.

CAPITAL SPENDING

Sunoco’s 2005 capital program of $846 million includes: $383 million for base spending; $45 million for refinery turnarounds; $294 million for spending associated with meeting clean fuels gasoline specifications; $17 million to complete construction of the Haverhill, Ohio coke plant; and $107 million for various other income improvement projects.

In addition to normal infrastructure and maintenance capital requirements, the $383 million for base spending includes several projects to upgrade Sunoco’s existing asset base. These projects include: $19 million to complete the expansion of the sulfur recovery unit at the Eagle Point refinery; $36 million for new processing equipment, boilers, and reinstrumentation projects at the Company’s refineries; and $67 million to upgrade Sunoco’s retail network, enhance its APlus® convenience store presence, and complete the conversion of acquired sites to Sunoco® branded outlets.

With respect to clean fuels spending, the Company estimates that total capital outlays to comply with the Tier II gasoline and diesel specifications will approximate $550 million. Through year-end 2004, the Company’s Tier II spending totaled $233 million. The Company expects that most of this spending will be completed by the end of 2006.

The $107 million for income-improvement projects for 2005 includes capital for refinery projects, including expenditures to increase hydrotreater capacity at the Toledo refinery, to restart an alkylation unit at the Philadelphia refinery and to upgrade various catalytic cracker units. Planned spending also includes capital for production upgrades in certain chemical facilities.

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Excluding $431 million for acquisitions, Sunoco’s 2004 capital spending totaled $832 million. Expenditures included $298 million for base infrastructure and maintenance, $122 million for refinery turnarounds, $208 million for Tier II Clean Fuels, $128 million towards construction of the Haverhill, Ohio coke plant and $76 million for various income-improvement projects.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, over 4,800 retail sites selling gasoline and convenience items, over 4,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also manufactures approximately two million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Anyone interested in obtaining further insights into this quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET today (January 20, 2005). It can be accessed through Sunoco’s Web site—www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; effects of weather conditions and natural disasters on product supply and demand; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in, the reliability and efficiency of the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; ability to identify acquisitions under favorable terms and integrate them into the Company’s existing businesses;

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ability to enter into joint ventures and other arrangements with favorable terms; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Third Quarter 2004 Form 10-Q filed with the Securities and Exchange Commission on November 4, 2004 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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Sunoco, Inc.

2004 Fourth Quarter and Twelve-Month Financial Summary

(Unaudited)

	2004	2003
Fourth Quarter
Revenues	$7,429,000,000	$4,596,000,000	*
Net Income	$188,000,000	$36,000,000
Net Income Per Share of Common Stock:
Basic	$2.64	$.47
Diluted	$2.62	$.47
Weighted Average Number of Shares Outstanding (In Millions):
Basic	71.2	76.3
Diluted	71.8	77.2

Twelve Months
Revenues	$25,508,000,000	$18,016,000,000	*
Net Income	$615,000,000	$312,000,000
Net Income Per Share of Common Stock:
Basic	$8.30	$4.07
Diluted	$8.21	$4.03
Weighted Average Number of Shares Outstanding (In Millions):
Basic	74.1	76.7
Diluted	74.9	77.5

*	Restated to reflect the consolidation of the Epsilon Products Company, LLC polypropylene joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” in the first quarter of 2004.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Three Months Ended December 31
	2004	2003	Variance
Refining and Supply	$135	$20	$115
Retail Marketing	30	25	5
Chemicals	40	26	14
Logistics	5	(3)	8
Coke	10	11	(1)
Corporate and Other:
Corporate expenses	(17)	(11)	(6)
Net financing expenses and other	(15)	(24)	9

	188	44	144
Special items	—	(8)	8

Consolidated net income	$188	$36	$152

Earnings (loss) per share of common stock (diluted):
Income before special items	$2.62	$.57	$2.05
Special items	—	(.10)	.10

Net income	$2.62	$.47	$2.15

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Twelve Months Ended December 31
	2004	2003	Variance
Refining and Supply	$541	$261	$280
Retail Marketing	68	91	(23)
Chemicals	94	53	41
Logistics	31	26	5
Coke	40	43	(3)
Corporate and Other:
Corporate expenses	(57)	(40)	(17)
Net financing expenses and other	(78)	(99)	21

	639	335	304
Special items	(24)	(23)	(1)

Consolidated net income	$615	$312	$303

Earnings (loss) per share of common stock (diluted):
Income before special items	$8.53	$4.32	$4.21
Special items	(.32)	(.29)	(.03)

Net income	$8.21	$4.03	$4.18

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

Commencing in the first quarter of 2004, certain revisions have been made to Sunoco’s Financial and Operating Statistics presented below. In Refining and Supply, operating data is now provided for MidContinent Refining (previously, separate data had been provided for the Toledo and Tulsa refineries). Also, the Chemicals margin and volume data as well as certain other financial information reflect the impact of consolidating the Epsilon Products Company, LLC polypropylene joint venture in connection with the adoption of FASB Interpretation No. 46. The polypropylene margin information also now includes the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. and the cost of additives. Prior-period amounts have been restated to conform to the 2004 presentation.

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2004	2003	2004	2003
TOTAL REFINING AND SUPPLY
Income (Millions of Dollars)	$135	$20	$541	$261
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$6.42	$4.01	$6.30	$4.76
Crude Inputs as Percent of Crude Unit Rated Capacity**	99	93	97	97
Throughputs*** (Thousand Barrels Daily):
Crude Oil	883.6	678.4	855.7	708.1
Other Feedstocks	55.2	54.0	58.8	53.2

Total Throughputs	938.8	732.4	914.5	761.3

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	447.9	379.4	442.0	375.6
Middle Distillates	320.9	232.6	300.3	236.7
Residual Fuel	73.6	50.5	73.0	59.8
Petrochemicals	40.9	27.2	38.1	27.9
Lubricants	12.3	13.5	13.6	13.6
Other	78.7	59.3	82.0	77.6

Total Production	974.3	762.5	949.0	791.2
Less: Production Used as Fuel in Refinery Operations	46.0	34.7	46.2	37.1

Total Production Available for Sale	928.3	727.8	902.8	754.1

*	Wholesale sales revenue less related cost of crude oil, other feedstocks, product purchases and terminalling and transportation divided by production available for sale.

**	In January 2004, crude unit capacity increased from 730 to 890 thousands of barrels daily. This change reflects the acquisition of the 150 thousand barrels-per-day Eagle Point refinery effective January 13, 2004 and a 10 thousand barrels-per-day adjustment at the Toledo refinery reflecting the increased reliability and enhanced operations at this facility in recent years. The calculation of the crude inputs as a percent of crude unit rated capacity for the twelve months ended December 31, 2004 includes the Eagle Point refinery, effective January 13, 2004.

***	Data pertaining to the Eagle Point refinery for the twelve months ended December 31, 2004 are included based on the amounts attributable to the 354-day ownership period (January 13, 2004 – December 31, 2004) divided by 366 days.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2004	2003	2004	2003
Northeast Refining*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$7.08	$3.56	$6.36	$4.63
Market Benchmark 6-3-2-1 (Per Barrel)	$6.21	$4.52	$6.40	$5.63
Crude Inputs as Percent of Crude Unit Rated Capacity**	99	89	97	95
Throughputs*** (Thousand Barrels Daily):
Crude Oil	645.5	447.0	633.3	481.7
Other Feedstocks	49.2	47.9	52.9	46.8

Total Throughputs	694.7	494.9	686.2	528.5

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	331.5	258.1	327.8	261.2
Middle Distillates	242.0	161.2	231.5	169.1
Residual Fuel	69.7	46.2	69.2	55.7
Petrochemicals	32.2	20.6	31.0	20.8
Other	45.0	28.8	51.7	42.1

Total Production	720.4	514.9	711.2	548.9
Less: Production Used as Fuel in Refinery Operations	34.7	24.4	35.6	26.3

Total Production Available for Sale	685.7	490.5	675.6	522.6

*	Comprised of the Marcus Hook, Philadelphia and Eagle Point refineries.

**	On January 13, 2004, crude unit capacity increased from 505 to 655 thousands of barrels daily as a result of the Eagle Point refinery acquisition. The calculation of the crude inputs as a percent of crude unit rated capacity for the twelve months ended December 31, 2004 includes the Eagle Point refinery, effective January 13, 2004.

***	Data pertaining to the Eagle Point refinery for the twelve months ended December 31, 2004 are included based on the amounts attributable to the 354-day period subsequent to the acquisition date divided by 366 days.

MidContinent Refining*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$4.53	$4.93	$6.12	$5.05
Market Benchmark 3-2-1 (Per Barrel)	$4.52	$3.89	$7.04	$5.80
Crude Inputs as Percent of Crude Unit Rated Capacity**	101	103	95	101
Throughputs (Thousand Barrels Daily):
Crude Oil	238.1	231.4	222.4	226.4
Other Feedstocks	6.0	6.1	5.9	6.4

Total Throughputs	244.1	237.5	228.3	232.8

*	Comprised of the Toledo and Tulsa refineries.

**	Effective January 1, 2004, crude unit capacity increased from 225 to 235 thousands of barrels daily as a result of a 10 thousand barrels-per-day adjustment at the Toledo refinery.

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SUNOCO 4Q04 EARNINGS, PAGE 13

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2004	2003	2004	2003
MidContinent Refining (continued)
Products Manufactured (Thousand Barrels Daily):
Gasoline	116.4	121.3	114.2	114.4
Middle Distillates	78.9	71.4	68.8	67.6
Residual Fuel	3.9	4.3	3.8	4.1
Petrochemicals	8.7	6.6	7.1	7.1
Lubricants	12.3	13.5	13.6	13.6
Other	33.7	30.5	30.3	35.5

Total Production	253.9	247.6	237.8	242.3
Less: Production Used as Fuel in Refinery Operations	11.3	10.3	10.6	10.8

Total Production Available for Sale	242.6	237.3	227.2	231.5

RETAIL MARKETING
Income (Millions of Dollars)	$30	$25	$68	$91
Retail Margin* (Per Barrel):
Gasoline	$4.99	$4.71	$4.13	$4.34
Middle Distillates	$4.71	$4.42	$4.40	$4.73
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	296.0	280.8	296.3	276.5
Middle Distillates	45.9	41.6	42.7	40.3

	341.9	322.4	339.0	316.8

Total Retail Gasoline Outlets, End of Period	4,804	4,528	4,804	4,528
Gasoline and Diesel Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	136	126	133	124
Convenience Stores:
Total Stores, End of Period	757	813	757	813
Merchandise Sales (M$/Store/Month)	72	72	73	72
Merchandise Margin (Company Operated) (% of Sales)	27%	25%	26%	25%

*	Retail sales price less related wholesale price and terminalling and transportation costs per barrel. The retail sales price is the weighted-average price received through the various branded marketing distribution channels.

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2004	2003	2004	2003
CHEMICALS*
Income (Millions of Dollars)	$40	$26	$94	$53
Margin** (Cents per Pound):
All Products***	13.7	10.4	11.0	9.5
Phenol and Related Products	12.5	8.9	9.7	8.2
Polypropylene***	16.2	13.0	13.4	11.5
Sales (Millions of Pounds):
Phenol and Related Products	669	695	2,615	2,629
Polypropylene#	556	588	2,239	2,248
Plasticizers##	—	145	28	591
Other	48	50	187	173

	1,273	1,478	5,069	5,641

*	Prior-period amounts have been restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.

**	Wholesale sales revenue less cost of feedstocks, product purchases and related terminalling and transportation divided by sales volumes.

***	The polypropylene and all products margins include the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. which is priced on a cost-based formula that includes a fixed discount.

#	Includes amounts attributable to the Bayport facility subsequent to its purchase, effective March 31, 2003.

##	The plasticizer business was divested in January 2004.

COKE

Income (Millions of Dollars)	$10	$11	$40	$43
Coke Production (Thousands of Tons)	486	513	1,965	2,024
Coke Sales (Thousands of Tons)	471	513	1,953	2,024

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SUNOCO 4Q04 EARNINGS, PAGE 15

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2004	2003	2004		2003
CAPITAL EXPENDITURES (Millions of Dollars)

Refining and Supply	$160	$82	$463	*	$245
Retail Marketing	39	45	103	**	107	***
Chemicals	27	12	56	*	31	#
Logistics	31	15	75	*	39
Coke	47	2	135		5

	$304	$156	$832		$427

*	Excludes $250 million acquisition from El Paso Corporation (“El Paso”) of the Eagle Point refinery and related chemical and logistics assets, which includes inventory. The purchase price is comprised of $190, $40 and $20 million attributable to Refining and Supply, Chemicals and Logistics, respectively.

**	Excludes $181 million acquisition from ConocoPhillips of 340 retail outlets located primarily in Delaware, Maryland, Virginia and Washington, D.C., which includes inventory.

***	Excludes $162 million purchase from a subsidiary of Marathon Ashland Petroleum LLC (“Marathon”) of 193 retail gasoline sites located primarily in Florida and South Carolina, which includes inventory.

#	Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P. (“Equistar”) and a related supply contract and the acquisition of Equistar’s Bayport polypropylene facility, which includes inventory.

DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)

Refining and Supply	$49	$44	$188	$165
Retail Marketing	25	26	106	99
Chemicals	19	18	70	65
Logistics	10	7	32	27
Coke	3	3	13	13

	$106	$98	$409	$369

	At December 31 2004	At December 31 2003
BALANCE SHEET INFORMATION (Millions of Dollars)

Cash and Cash Equivalents	$405	$431
Total Borrowings (including Current Portion)*	$1,482	$1,601
Shareholders’ Equity	$1,617	$1,556

*	At December 31, 2004 and December 31, 2003, includes $126 and $148 million, respectively, attributable to the Epsilon joint venture, which is now consolidated in connection with the adoption of FASB Interpretation No. 46.

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	2005 Plan	2004		2003
CAPITAL EXPENDITURES (Millions of Dollars)

Refining and Supply	$587	$463	*	$245
Retail Marketing	130	103	**	107	***
Chemicals	74	56	*	31	#
Logistics	30	75	*	39
Coke	25	135		5

	$846	$832		$427

*	Excludes $250 million acquisition from El Paso of the Eagle Point refinery and related chemical and logistics assets, which includes inventory. The purchase price is comprised of $190, $40 and $20 million attributable to Refining and Supply, Chemicals and Logistics, respectively.

**	Excludes $181 million acquisition from ConocoPhillips of 340 retail gasoline sites located primarily in Delaware, Maryland, Virginia and Washington, D.C., which includes inventory.

***	Excludes $162 million purchase from Marathon of 193 retail gasoline sites located primarily in Florida and South Carolina, which includes inventory.

#	Excludes $198 million associated with the formation of a propylene partnership with Equistar and a related supply contract and the acquisition of Equistar’s Bayport polypropylene facility, which includes inventory.

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SUNOCO 4Q04 EARNINGS, PAGE 17

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd	3rd	4th	Total
Refining and Supply	$93	$50	$98	$20	$261
Retail Marketing	10	36	20	25	91
Chemicals	(4)	10	21	26	53
Logistics	11	9	9	(3)	26
Coke	10	11	11	11	43
Corporate and Other:
Corporate expenses	(9)	(10)	(10)	(11)	(40)
Net financing expenses and other	(25)	(25)	(25)	(24)	(99)

	86	81	124	44	335
Special items	—	—	(15)	(8)	(23)

Consolidated net income	$86	$81	$109	$36	$312

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.12	$1.04	$1.59	$.57	$4.32
Special items	—	—	(.19)	(.10)	(.29)

Net income	$1.12	$1.04	$1.40	$.47	$4.03

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SUNOCO 4Q04 EARNINGS, PAGE 18

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2004
	1st	2nd	3rd	4th	Total
Refining and Supply	$100	$217	$89	$135	$541
Retail Marketing	(4)	20	22	30	68
Chemicals	12	12	30	40	94
Logistics	8	9	9	5	31
Coke	9	9	12	10	40
Corporate and Other:
Corporate expenses	(12)	(13)	(15)	(17)	(57)
Net financing expenses and other	(24)	(20)	(19)	(15)	(78)

	89	234	128	188	639
Special items	—	—	(24)	—	(24)

Consolidated net income	$89	$234	$104	$188	$615

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.17	$3.07	$1.71	$2.62	$8.53
Special items	—	—	(.32)	—	(.32)

Net income	$1.17	$3.07	$1.39	$2.62	$8.21

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SUNOCO 4Q04 EARNINGS, PAGE 19

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2003*
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$4,589	$4,189	$4,630	$4,561	$17,969
Interest income	2	2	1	2	7
Other income (loss), net	5	13	(11)	33	40

	4,596	4,204	4,620	4,596	18,016

COSTS AND EXPENSES
Cost of products sold and operating expenses	3,722	3,261	3,536	3,635	14,154
Consumer excise taxes	437	490	556	516	1,999
Selling, general and administrative expenses	163	180	202	207	752
Depreciation, depletion and amortization	85	92	94	98	369
Payroll, property and other taxes	27	24	30	24	105
Provision for write-down of assets and other matters	—	—	—	28	28
Interest cost and debt expense	29	29	29	30	117
Interest capitalized	(1)	—	(1)	(1)	(3)

	4,462	4,076	4,446	4,537	17,521
Income before income tax expense	134	128	174	59	495
Income tax expense	48	47	65	23	183

Net income	$86	$81	$109	$36	$312

*	Restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.

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SUNOCO 4Q04 EARNINGS, PAGE 20

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2004
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$5,232	$6,265	$6,575	$7,396	$25,468
Interest income	2	1	4	3	10
Other income (loss), net	11	10	(21)	30	30

	5,245	6,276	6,558	7,429	25,508

COSTS AND EXPENSES
Cost of products sold and operating expenses	4,254	4,949	5,417	6,114	20,734
Consumer excise taxes	498	571	611	602	2,282
Selling, general and administrative expenses	187	223	203	244	857
Depreciation, depletion and amortization	100	100	103	106	409
Payroll, property and other taxes	33	28	30	27	118
Interest cost and debt expense	29	28	28	23	108
Interest capitalized	(1)	(2)	(3)	(5)	(11)

	5,100	5,897	6,389	7,111	24,497
Income before income tax expense	145	379	169	318	1,011
Income tax expense	56	145	65	130	396

Net income	$89	$234	$104	$188	$615

-END OF SUNOCO 4Q04 EARNINGS REPORT-